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EXHIBIT 12.1 - STATEMENT REGARDING COMPUTATION OF RATIOS


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(in thousands)                                                                                    QUARTER ENDED
                                               YEAR ENDED DECEMBER 31,                 MARCH 31
                                      -----------------------------------------     -------------
                                      1992     1993     1994     1995      1996      1996     1997
                                      ----     ----     ----     ----      ----      ----     ----
Income (loss) before income taxes    $2,072   $9,146   $14,193  $16,401   $(2,134)  $4,498   $(5,259)

Fixed Charges
Interest capitalized                      0        0        0        0      533         0      217
Interest expense                        854      618      139      262      835       151      742
Interest portion of rentals             536      626      688      603      499       125      125
Total fixed charges                   1,390    1,244      827      865    1,867       276    1,084

Total earnings and fixed charges     $3,462  $10,390  $15,020   $17,266  $ (267)   $4,774    $(4,175)

Ratio of earnings to fixed charges      2.5      8.4     18.2     20.0      n/a      17.3      n/a
Deficiency                              n/a      n/a      n/a      n/a     (267)      n/a     (4,175)
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